Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
TEXTURA CORPORATION

ARTICLE I

The name of this corporation is Textura Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

A.            Classes of Stock.  The aggregate number of shares which the corporation shall have authority to issue is 30,000,000 consisting of 20,000,000 shares of common stock, $0.001 par value per share (“Common Stock”), and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).  The relative rights, preferences and conversion of the Common Stock and Preferred Stock shall be identical in every respect, except as follows:

B.            Series A Preferred Stock.

(1)           Number of Shares and Designation.  Of the 10,000,000 shares of Preferred Stock that the Corporation is authorized to issue, the number of shares that shall constitute Series A-1 Preferred Stock shall be 1,441,186 and the number of shares that shall constitute Series A-2 Preferred Stock shall be 1,057,869, which, with respect to the Series A-2 Preferred Stock may be increased or decreased (but not below the number of shares then outstanding) from time to time by resolution of the Board of Directors.

(2)           Dividend Provisions.  The holders of shares of Series A-1 and A-2 Preferred Stock shall be entitled to dividends out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock) on the Common Stock of the Corporation, at the rate of six percent (6%) of the Original Issue Price (defined below) per share per annum, payable when, as, and if declared by the Board of Directors.  Such dividends shall be cumulative.  A holder of outstanding Series A-1 Preferred Stock can waive any dividend preference that such holder shall be entitled to receive under this Section 2.  After payment of the preferred dividend described in this Section 2, the holders of Series A-1 and A-2 Preferred Stock participate in any dividends on Common Stock on an as-converted basis.

(3)           Voting.  Each holder of outstanding shares of Series A-1 and A-2 Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A-1 and A-2 Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section 6 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.  Except as provided by law or as may be specified in the bylaws of the Corporation, holders of Series A-1 and A-2 Preferred Stock shall vote together with the holders of Common Stock as a single class.

(4)           Liquidation Preference.

(a)           In the event of any Liquidation (as defined below), dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A-1 and A-2 Preferred Stock, prior to and in preference to any distribution of any of the assets of the Corporation to the holders of shares of Common Stock, by reason of their ownership thereof shall receive an amount per share of Series A-1 and A-2 Preferred Stock equal to the sum of (A) $7.00 multiplied by 1.42 for each outstanding share of Series A-1 and A-2 Preferred Stock (the “Original Issue Price”) and (B) an amount equal to all accrued but unpaid dividends.  If, upon the occurrence of a Liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be insufficient to permit the payment to such holders of Series A-1 and A-2 Preferred Stock of the full aforementioned preferential amounts, then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation shall be distributed ratably among the holders of Series A-1 and A-2 Preferred Stock based upon the total preferential amount each holder would be entitled to receive if sufficient funds were distributed to pay the full preferential amounts.  For purposes of this Section 4, “Liquidation” shall mean a liquidation or the consummation of a sale of all or substantially all of the assets (whether by merger, recapitalization, consolidation or otherwise) of the Corporation or any successor corporation or other entity which is then conducting the business of the Corporation, to a single purchaser or group of purchasers,

(b)           Upon the completion of the distribution required by subsection (a) of this Section 4, any remaining assets of the Corporation available for distribution to stockholders shall be distributed to each Common Stock holder in an amount equal to $7.50 for each outstanding share of Common Stock held by such stockholder.  If, upon the occurrence of a Liquidation, dissolution or winding up of the Corporation, the assets and funds of the Corporation legally available for distribution to holders of common stock by reason of their ownership of Common Stock of the Corporation shall be insufficient to permit the payment to such holders of Common Stock of the full amounts described in this Section 4(b), then the entire assets and funds of the Corporation legally available for distribution to stockholders by reason of their ownership of stock of the Corporation (after the distributions described in Section 4(a)) shall be distributed ratably among the holders of Common Stock based upon the total amount each holder would be entitled to receive if sufficient funds were distributed to pay the full amounts pursuant to this Section 4(b).

(c)           Upon the completion of the distribution required by subsections (a) and (b) of this Section 4, any remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.  For purposes of this Section 4(c), holders of Series A-1 and A-2 Preferred Stock shall participate in such distribution as if such Preferred Stockholders converted to Common Stock pursuant to Section 5.

(5)           Conversion.  The holders of the Series A-1 and A-2 Preferred Stock shall have conversion requirements as follows (the “Conversion Requirements”):

(a)           Requirement to Convert.  Each share of Series A-1 and A-2 Preferred Stock shall be converted immediately prior to a Public Offering, at the office of the Corporation or any transfer agent for such stock, into 1.42 fully paid and nonassessable shares of Common Stock (the “Conversion Price”).  For purposes of this Section 5(a), “Public Offering” shall mean any firm commitment underwritten sale of common equity securities for an aggregate purchase price of not less than thirty million dollars ($30,000,000) pursuant to an offering of Common Stock on the London Alternative Investment Market (“AIM”) or an effective registration statement under the Securities Act of 1933 filed with the SEC on Forms S-1 or SB-1 (or any successor forms adopted by the SEC), that results in a class of equity securities of the Corporation or a successor being listed or designated for trading, as applicable, on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

(b)           Mechanics of Conversion.  Upon the occurrence of the conversion specified in Section 5(a), the holders of shares of Series A-1 or A-2 Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the shares of Series A-1 and A-2 Preferred Stock.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series A-1 or A-2 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)           Conversion Price Adjustments of Series A-1 and A-2 Preferred Stock.  The Conversion Price of Series A-1 and A-2 Preferred Stock shall be subject to adjustment from time to time as follows (and the Corporation shall give notice to the holders of the Series A-1 and A-2 Preferred Stock upon adjustment):

(i)            Adjustment for Stock Splits and Combinations.  If the Corporation shall at any time or from time to time after the date of issuance of the shares of Series A-1 or A-2 Preferred Stock (the “Original Issue Date”) effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately increased.  If the Corporation shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately decreased.  Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(ii)           Adjustment for Certain Dividends and Distributions.  In the event the Corporation at any time, or from time to time after the Original Issue Date shall make or issue, a dividend or other distribution payable in additional shares of Common Stock and such dividend or other distribution shall be without payment of consideration, then and in each such event the Conversion Price shall be increased as of the time of such issuance, by multiplying the Conversion Price by a fraction:

•                  The denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

•                  The numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii)          Adjustment for Accrued but Unpaid Dividends.  In the event that holders of Series A-1 and A-2 Preferred Stock are entitled to accrued but unpaid dividends as described in Section B(2) above, then (at the option of the Corporation) the Conversion Price shall be increased to the extent necessary to cause such holders to receive additional Common Stock with a fair market value equal to the accrued but unpaid dividends.  If the Corporation elects not to increase the Conversion Price, then the holders of Series A-1 and A-2 Preferred Stock shall receive cash equal to the accrued but unpaid dividends upon the conversion of Preferred Stock to Common Stock.

(6)           Reservation of Common Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A-1 and A-2 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A-1 and A-2 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series A-1 and A-2 Preferred Stock, in addition to such other remedies as shall be available to the holder of such shares of Series A-1 and A-2 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(7)           Notice Prior to Public Offering.  Before the Corporation takes any action to effectuate a Public Offering, the Corporation shall first notify each Series A-1 and A-2 Preferred Stock stockholder in writing at least 10 days before taking such action.

(8)           Status of Converted Series A-1 and A-2 Preferred Stock.  In the event any shares of Series A-1 or A-2 Preferred Stock shall be converted to Common Stock, the shares so converted shall be canceled and shall not be issuable by this Corporation.  The Certificate of

Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in this Corporation’s authorized capital stock.

(9)           Sinking Fund.  There shall be no sinking fund for the payment of dividends, or liquidation preferences on the Series A-1 or A-2 Preferred Stock or the redemption of any shares thereof.

C.            Additional Series of Preferred Stock.  The Board of Directors is authorized, subject to the limitations prescribed by law, the provisions of this Article IV and the bylaws of the Corporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the General Corporation Law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the voting powers thereof, full or limited, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.  The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(1)           The number of shares constituting that series and the distinctive designation of that series;

(2)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)           Whether that series shall have conversion privileges or requirements, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)           Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)           Whether that series shall have a sinking find for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)           Any other relative rights, preferences and limitations of that series.

D.            Common Stock

(1)           General.  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.  The voting, dividend, liquidation and other rights of the holders of the Common Stock are subject to, and qualified by, the rights of the holders of the Preferred Stock, if any.

(2)           Voting Rights.  The holders of Common Stock will be entitled to one vote per share on all matters to be voted on by the Corporation’s stockholders, except as otherwise required by law.  There shall be no cumulative voting.

(3)           Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors in their sole discretion, subject to provisions of law, any provision of the Corporation’s Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized and issued hereunder.

(4)           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled, subject to the rights and preferences, if any, of any holders of shares of Preferred Stock authorized and issued hereunder, to share, ratably in proportion to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders,

ARTICLE V
REDEMPTION RIGHTS

A.            Series A-1 Preferred Stock Redemption Right.

(1)           At any time after October 12, 2010, upon the election of the holders of a majority of the Series A-1 Preferred Stock then outstanding, the Corporation shall redeem all of the Series A-1 Preferred Stock then outstanding at a redemption price for each share equal to the greater of (x) the Redemption Value, as defined below, of such share of Series A-1 Preferred Stock and (y) the sum of (i) $7.00 multiplied by 1.42 plus (ii) all accrued but unpaid dividends thereon.  Subject to the terms herein, the redemption of Series A-1 Preferred Stock pursuant to this Article shall be consummated at the Principal Office of the Corporation on the date designated by the Corporation, which date shall be on or before sixty (60) days after the date that the requisite holders of the Series A-1 Preferred Stock give notice of their election to require the Corporation to redeem the Series A-1 Preferred Stock pursuant to this Article.  At the closing, the holders of Series A-1 Preferred Stock shall Transfer to the Corporation the Series A-1 Preferred Stock held by them free and clear of all liens, claims and encumbrances.  At the request of the Board, the holders of Series A-1 Preferred Stock shall execute all documents that may be reasonably requested by the Board to effectuate such Transfer.

(2)           For purposes of Section 1 above, “Redemption Value” means, with respect to Series A-1 Preferred Stock, the proportional amount the holder of such Series A-1 Preferred Stock would receive pursuant to a liquidation in accordance with this Certificate of Incorporation, if (i) the Corporation was sold on a going concern basis at fair market value (whether by a sale of the assets and properties of the Corporation, a sale of capital stock, merger or consolidation), which value shall be determined by the Board in its reasonable good faith discretion and (ii) if a transaction in which the debts of the Corporation are not assumed by the purchaser, the Corporation satisfied and paid in full all of its obligations and liabilities (including all taxes, costs and expenses incurred in connection with such transaction and any reserves established by the Board for contingent liabilities).  If the holders of a majority of the Series A-1 Preferred Stock then outstanding disagree with the Redemption Value determined by the Board, then such holders shall inform the Board of their determination of the Redemption Value, and the Redemption Value shall be determined by an appraiser selected jointly by the Board and such holders.  Notwithstanding the foregoing, if the Board and such holders cannot agree on an appraiser, then each shall select an appraiser, who shall then jointly select a third appraiser.  In such event, all three appraisers shall determine a value for the Redemption Value, and the Redemption Value shall be the mean of such three values (unless any one of the three values shall be greater than 20% different from the mean of the other two values, in which case such value shall be disregarded and the mean of the other two values shall be the Redemption Value).  The fees and costs of any appraisal used to determine Redemption Value shall be paid by the party whose determination of the Redemption Value is furthest from that of the value ultimately determined.  The Redemption Value of a Series A-1 Preferred Stock shall be determined as of the end of the most recent Fiscal Year quarter immediately preceding delivery to the Corporation of notice of the election by the holders of a majority of the Series A-1 Preferred Stock to require the Corporation to redeem the Series A-1 Preferred Stock.

(3)           Within five (5) business days after the final determination of the Redemption Value pursuant to the terms herein, the holders of a majority of the Series A-1 Preferred Stock then outstanding may deliver a notice to the Corporation rescinding the election of redemption of the Series A-1 Preferred Stock pursuant to the terms herein.  In such event, (i) the provisions of Article V, Section A shall thereafter be applicable as if such election for redemption had not been made; provided that the holders of Series A-1 Preferred Stock may not make more than one election pursuant to the terms herein in any twelve (12) month period; and (ii) the holders of Series A-1 Preferred Stock shall reimburse the Corporation for all of its out-of-pocket expenses incurred resulting from the election for redemption,

ARTICLE VI

The name of the incorporator is K. Thor Lundgren, 100 East Wisconsin, Suite 3300, Milwaukee, WI 53202-4108.

ARTICLE VII

The Corporation shall have perpetual existence.

ARTICLE VIII

In furtherance and not in limitation of the power conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, amend and repeal the bylaws of the Corporation.

ARTICLE IX

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and the directors need not be elected by written ballot unless the bylaws of the Corporation so provide.

ARTICLE X

A.            The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

B.            To the extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) officers, directors and such agents as may be specified (and any other persons to which Delaware law permits this Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of the State of Delaware, subject only to limits created by applicable Delaware law (statutory or otherwise) with respect to actions for breach of a duty to the Corporation, its stockholders and others.

C.            No amendment to or repeal of Article X of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article X for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.

ARTICLE XI

The Corporation reserves the right to alter, amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter provided by the laws of the State of Delaware and all rights conferred upon stockholders herein are granted subject to this reservation.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of September 27, 2007.

SOLE INCORPORATOR:

By:	/s/ K. Thor Lundgren
K. Thor Lundgren